Exhibit 99.1

FOR IMMEDIATE RELEASE

MC SHIPPING INC. SHAREHOLDERS APPROVE MERGER WITH
AFFILIATE OF BEAR STEARNS MERCHANT BANKING

NEW YORK, September 5, 2007 – MC Shipping Inc. (AMEX: MCX) announced that, at a special meeting of shareholders held today, its shareholders approved the merger agreement pursuant to which Mast Acquisition Ltd., a newly-formed affiliate of Bear Stearns Merchant Banking (“BSMB”), will acquire the outstanding shares of MC Shipping for a price of $14.25 per share in cash.  Approximately 97.5% of MC Shipping’s common shares present and voting at the special meeting were voted in favor of the proposed merger, representing approximately 75.12% of the total number of common shares entitled to vote at the special meeting.  In accordance with the terms of the merger agreement, MC Shipping expects to complete the merger within five business days, subject to satisfaction of the conditions to closing set forth in the merger agreement.

DnB NOR Markets served as the financial advisor to MC Shipping Inc. in connection with the transaction, and Milbank, Tweed, Hadley & McCloy LLP served as legal counsel.  HSBC Securities (USA) Inc. and Poten Capital Services, LLC served as financial advisors to BSMB, and Weil, Gotshal & Manges LLP served as legal counsel.

ABOUT MC SHIPPING INC.

MC Shipping Inc. is an international shipping company focused on maritime transportation of liquefied petroleum gas (LPG), with headquarters in Monaco and offices in London and Singapore.  Presently, MC Shipping fully or partially owns and operates a fleet of 22 vessels that serve the world’s major oil, gas, shipping and trading companies.

ABOUT BEAR STEARNS MERCHANT BANKING

BSMB, the private equity affiliate of The Bear Stearns Companies Inc. (NYSE: BSC), invests private equity capital in compelling buyouts, recapitalizations and growth capital opportunities alongside superior management teams.  BSMB focuses on making control or entrepreneur-driven investments.  Since its formation in 1997, BSMB has been an investor in over 50 portfolio companies.  BSMB manages nearly $5 billion of private equity capital, including its current $2.7 billion institutional fund and capital dedicated to its affiliate, Bear Growth Capital Partners.  Investments by BSMB include: ACA Capital Holdings (NYSE: ACA), Alter Moneta, Balducci’s, CamelBak Products, Caribbean Financial Group, Cavalry Investments, Churchill Financial Holdings, Dairyland, Doral Financial Corporation (NYSE: DRL),  Everything But Water, Harlem Furniture, Ironshore Inc., Multi Packaging Solutions, New York & Company (NYSE: NWY), PlayCore, Rimrock Energy, Stuart Weitzman, Transamerican Auto Parts Company, Universal Hospital Services and The Vitamin Shoppe.  More information about BSMB is available at www.bsmb.com.

FORWARD-LOOKING STATEMENTS

Except for the historical information contained herein, the matters discussed in this press release could contain “forward-looking statements” that are based on current expectations and assumptions that involve risks and uncertainties, which could cause actual results to differ materially from those predicted.  For example, conditions to the closing may not be satisfied.  In addition, additional factors that could affect MC Shipping’s results, levels of activity, performance or achievements and cause them to materially differ from those contained in the forward looking statements can be found in MC Shipping’s filings with the U.S. Securities and Exchange Commission, including MC Shipping’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q.  MC Shipping Inc. undertakes no obligation to update any forward-looking statement to conform to actual results or changes in the Company’s expectations, whether as a result of new information, future events, or otherwise.

CONTACT:

MC Shipping Inc.
Alexander Gorchakov, +377 97 97 49 90
contact@mcshipping.com

Bear Stearns Merchant Banking
Melissa Daly
Brunswick Group, (212) 333-3810